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                                 EXHIBIT 99



Willamette Industries Acquires Cavenham Properties

          Portland, Oregon (NASDAQ/WMTT) Willamette Industries, Inc. has entered into an agreement to acquire the timber operations of Cavenham Forest Industries, an affiliate of Hanson PLC, in Louisiana and the Pacific Northwest. The purchase price for the 1,088,000 acres of timberland and the Warrenton, Oregon sawmill is $1.588 billion.
          Willamette intends to retain and operate Cavenham's sawmill in Warrenton and its timberland in northwest Oregon, southwest Washington and north central Louisiana, valued at about $1 billion.
          Crown Pacific Partners, L.P., Hancock Timber Resource Group and Temple-Inland, Inc. have all expressed an interest in acquiring some of the remaining properties.
          Willamette has agreements in principle with Crown Pacific for Crown to acquire 207,000 acres located in eastern Oregon and on the Olympic Peninsula in Washington and with Temple-Inland, which will acquire approximately 230,000 acres in southwest Louisiana. Discussions are underway with Hancock about its acquisition of approximately 104,000 acres in Columbia County, Oregon.
          Steven R. Rogel, Willamette's chief executive officer, said that the acquisition offers the company an opportunity to develop its resource base: "We were able to obtain some of the most productive timberlands in the world at a very attractive price relative to their productivity. This resource base, combined with our production and marketing abilities, will give us a strong platform for building shareholder value.
          "In north central Louisiana, Cavenham and Willamette lands exist in an interwoven pattern in many areas," Rogel said. "This was an unprecedented opportunity to allow us to expand the resource base in our current operating area.
          "In Oregon, the Clackamas County lands will allow our existing Oregon facilities to ultimately reach 100% fiber self-sufficiency. The Northwest Oregon timberlands and the Warrenton mill allow us to rebuild our West Coast lumber production from a self-sufficient resource base. This acquisition is an important step for Willamette, helping assure a future fiber supply."
          After giving effect to this acquisition, Willamette will have 96 forest products manufacturing facilities in 21 states with more than 13,300 employees.
          Hanson PLC is a British-American industrial management corporation with market leadership in basic industries. Its U.S. operations include Peabody Holding Company, Quantum Chemical, SCM Chemicals, Grove Crane, Cornerstone Construction and Materials and Cavenham Forest Industries.